EXHIBIT 99.1

PRESS RELEASE

For Release 5:00 p.m. CST

January 26, 2006

VIGNETTE ANNOUNCES THOMAS E. HOGAN TO STEP DOWN AS PRESIDENT

AND CHIEF EXECUTIVE OFFICER

AUSTIN, TX - January 26, 2006 - Vignette Corporation today announced that Thomas E. Hogan will resign his position as president and chief executive officer effective February 17, 2006. Vignette’s Board of Directors has initiated an executive search. In the event that a replacement has not been named by February 17, Jan H. Lindelow, chairman of the Vignette Board of Directors, will assume the role as acting chief executive officer. Hogan, who has accepted the position as senior vice president of HP software, will remain an active participant on the Vignette Board of Directors.

“Vignette has never been in better shape,” said Lindelow. “By any measure, the company is positioned for continued success. The men and women of this company have worked tirelessly to position Vignette as the recognized industry-leader in the markets it serves and have performed admirably in generating five consecutive quarters of record non-GAAP profitability. Vignette has a strong, stable and talented senior leadership team and I have complete confidence that they will continue to build on the company’s momentum. On behalf of Vignette and its employees, I want to thank Tom for his leadership and contributions over the past four-plus years and wish him the best of luck in his new role.”

“It was a difficult decision to step away from my duties at Vignette, especially with the company’s future prospects so bright and its growth trajectory so promising. Vignette has taken enormous steps over the past four years to broaden its product and solution portfolio, shore up its financial position and earn the respect as an industry-leader it deserves. I look forward contributing to Vignette’s continued success through my active role on the Board of Directors and will work hard over the next few weeks to ensure a seamless transition,” said Hogan. “I am enthusiastic about my new challenge with Hewlett Packard and the opportunity to extend its position as a global leader in software and solutions.”

Lindelow is a longtime enterprise software veteran and member of the Vignette Board of Directors since 2002. He has extensive experience managing global multi-billion dollar businesses as well as smaller, entrepreneurial companies. Lindelow was previously chairman and CEO of Tivoli, a unit of the IBM Software Group. Prior to Tivoli, he was president and COO of Symbol Technologies. He has also served in several senior executive positions with Asea Brown Boveri (ABB), and Unisys/Sperry Computer Systems where he was president of worldwide sales and services.

About Vignette Corporation

Vignette’s software and expertise help organizations harness the power of information and the Web for measurable improvements in business efficiency. As the efficiency experts, Vignette (Nasdaq: VIGN) helps organizations increase productivity, reduce costs, improve user experiences and manage risk. Vignette’s intranet, extranet and Internet solutions incorporate portal, integration, enterprise content management and collaboration capabilities that can rapidly deliver unique advantages through an open, scalable and adaptable architecture that integrates with legacy systems. Vignette is headquartered in Austin, Texas, with local operations worldwide. Visit http://www.vignette.com/ to see how Vignette customers achieve measurable improvements in business efficiency and to find out why more companies prefer Vignette.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that involve risks and uncertainties concerning the company. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain a new chief executive officer and challenges the company may face with the transition in leadership; the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors on the company’s products; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. More about potential factors that could affect the company’s business and financial results is included in Vignette’s Form 10-K for the year ended December 31, 2004, which is on file with the SEC and available at the SEC’s website at www.sec.gov. Vignette is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

Vignette, the V Logo, e:fficiency, and e:fficiency experts are trademarks or registered trademarks of Vignette Corp. in the United States and other countries.

All other names are the trademarks or registered trademarks of their respective companies.

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CONTACTS

Investor Contact:

Charles Sansbury

Chief Financial Officer

(512) 741-4400

csansbury@vignette.com

Media Contacts:

Jim Hahn

Corporate Communications

(512) 741- 4871

jim.hahn@vignette.com

Lynne Skinner

GCI Group for Vignette Corporation

Lskinner@gcigroup.com

(512) 970-0173